                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       Phoenix Duff & Phelps Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                                     LOGO

PHOENIX DUFF & PHELPS CORPORATION

                              56 Prospect Street
                          Hartford, Connecticut 06115

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 13, 1997

To the Stockholders of
 PHOENIX DUFF & PHELPS CORPORATION

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Phoenix Duff & Phelps Corporation (the "Company") will be held at the headquarters of the Company, 56 Prospect Street, Hartford, Connecticut 06115, on Tuesday, May 13, 1997, at 9:00 a.m., for the purpose of considering and acting upon the following matters:

  1. To elect fourteen directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

  2. To consider and act upon a proposed amendment to the Company's 1992 Long-Term Stock Incentive Plan to increase the number of shares of the Company's Common Stock available for awards thereunder from 6.4 million to 9.7 million; and

  3. To consider and act upon such other business as may properly come before the meeting or any adjournments thereof.

  Stockholders of record as of the close of business on March 24, 1997 shall be entitled to notice of and to vote at the meeting. The transfer books will not be closed. For ten days prior to the meeting, a list of stockholders entitled to vote at the meeting will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, at the offices of Phoenix Duff & Phelps Corporation, 56 Prospect Street, Hartford, Connecticut 06115. Stockholders who do not expect to attend the meeting in person are urged to execute and return the accompanying proxy in the envelope enclosed.

                                          By order of the Board of Directors

                                          Thomas N. Steenburg,
                                          Secretary

Hartford, Connecticut
March 31, 1997

                                PROXY STATEMENT
                       PHOENIX DUFF & PHELPS CORPORATION
                        ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 13, 1997

                              GENERAL INFORMATION

  This proxy statement is being furnished to the stockholders of Phoenix Duff & Phelps Corporation, a Delaware corporation (the "Company"), 56 Prospect Street, Hartford, Connecticut 06115, in connection with the solicitation of proxies by its Board of Directors for use at the annual meeting of stockholders to be held on Tuesday, May 13, 1997 and at any adjournments thereof. The approximate date on which this proxy statement and the accompanying proxy are first being sent to stockholders is March 31, 1997.

  The proxy is revocable at any time before it is voted by a subsequently dated proxy, by written notification to the persons named therein as proxies, which may be mailed or delivered to the Company at the above address, or by attendance at the meeting and voting in person. All shares represented by effective proxies will be voted at the meeting and at any adjournments thereof.

  If the enclosed proxy is properly executed and returned in time for voting with a choice specified thereon, the shares represented thereby will be voted as indicated thereon. If no specification is made, the proxy will be voted by the proxy committee for the election as directors of the nominees named below (or substitutes therefor, if any nominees are unable or refuse to serve), for the approval of the proposed amendment to the Company's 1992 Long-Term Stock Incentive Plan to increase the number of shares of the Company's Common Stock available for awards thereunder from 6.4 million to 9.7 million, and in its discretion upon such matters not presently known or determined which may properly come before the meeting.

  The Company has one class of voting stock outstanding, Common Stock, par value $.01 per share ("Common Stock"). On March 24, 1997, 44,054,016 shares of Common Stock were outstanding and entitled to one vote each on all matters to be considered at the meeting. Stockholders of record as of the close of business on March 24, 1997 are entitled to notice of and to vote at the meeting. There are no cumulative voting rights with respect to the election of directors. On March 24, 1997, 3,169,356 shares of the Company's Series A Convertible Exchangeable Preferred Stock, par value $.01 per share ("Series A Preferred Stock"), were also outstanding, but are not entitled to vote at the meeting.

  Inspectors of election will be appointed to tabulate the number of shares of Common Stock represented at the meeting in person or by proxy, to determine whether or not a quorum is present and to count all votes cast at the meeting. The inspectors of election will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. With respect to the tabulation of votes cast on a specific proposal presented to the stockholders at the meeting, abstentions will be considered as present and entitled to vote with respect to that specific proposal, whereas broker non-votes will not be considered as present and entitled to vote with respect to that specific proposal.

                        PRINCIPAL HOLDERS OF SECURITIES

  The following table shows with respect to each person who is known to be the beneficial owner of more than 5% of the Common Stock of the Company: (i) the total number of shares of Common Stock beneficially owned as of March 24, 1997; and (ii) the percent of the Common Stock so owned as of that date:

                                                    AMOUNT AND NATURE PERCENT OF
                                                      OF BENEFICIAL     COMMON
NAME AND ADDRESS OF BENEFICIAL OWNER                  OWNERSHIP(1)      STOCK
------------------------------------                ----------------- ----------
Phoenix Home Life Mutual Insurance Company.........    30,754,000(2)     63.5%
 One American Row
 Hartford, Connecticut 06102
Ariel Capital Management, Inc......................     2,807,860(3)      6.4
 307 North Michigan Avenue
 Chicago, Illinois 60601

  The following table shows with respect to each director and nominee for director of the Company, which includes the five executive officers of the Company named in the Executive Compensation Table, and with respect to all directors and executive officers as a group, seventeen in number: (i) the total number of shares of Common Stock and Series A Preferred Stock beneficially owned as of March 24, 1997; and (ii) the percent of the Common Stock and Series A Preferred Stock so owned as of that date:

                                   COMMON STOCK        SERIES A PREFERRED STOCK
                             ------------------------- -------------------------
                             AMOUNT AND NATURE         AMOUNT AND NATURE
                               OF BENEFICIAL             OF BENEFICIAL
NAME OF BENEFICIAL OWNER       OWNERSHIP(1)    PERCENT   OWNERSHIP(1)    PERCENT
------------------------     ----------------- ------- ----------------- -------
Francis E.
 Jeffries(4)(5)(6).........        524,039      1.2%        38,075        1.2%
Philip R. McLoughlin(5)....         43,333        *             --         --
Calvin J. Pedersen(5)(6)...        215,072        *         14,752          *
Wayne C. Stevens(5)(6).....        228,149        *          9,242          *
Michael E. Haylon(5).......         17,000        *             --         --
David R. Pepin(5)..........          8,333        *             --         --
Robert W. Fiondella(5).....         13,750        *             --         --
Richard H. Booth(5)........          6,750        *             --         --
Edward P. Lyons(5).........          6,750        *             --         --
Marilyn E. LaMarche(5).....          3,750        *             --         --
James M. Oates(5)..........         18,750        *             --         --
Ferdinand Verdonck(5)......          3,750        *             --         --
John T. Anderson(5)........          4,750        *             --         --
Glen D. Churchill(5)(6)....          7,971        *            875          *
Donna F. Tuttle(5)(6)......          8,003        *            610          *
David A. Williams(5)(6)....          4,916        *            375          *
All directors and executive
 officers as a group
 (17 persons)(5)(6)........      1,129,499      2.5%        63,929        2.0%

--------
   *Less than one percent.
(1) Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934. Unless otherwise stated below, each such person has sole voting and investment power with respect to all such shares. Under Rule

   13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.
(2) Based upon the number of shares of Common Stock and Series A Preferred Stock reported in the most recent Schedule 13D filed by Phoenix Home Life Mutual Insurance Company with the Securities and Exchange Commission. Includes 26,400,000 shares of Common Stock beneficially owned by Phoenix Home Life Mutual Insurance Company and 4,354,000 shares of Common Stock which could be acquired through the conversion of 1,400,000 shares of Series A Preferred Stock beneficially owned by Phoenix Home Life Mutual Insurance Company. Each share of Series A Preferred Stock is convertible at any time into 3.11 shares of Common Stock.
(3) Number of shares of Common Stock reported in the most recent Schedule 13G filed by Ariel Capital Management, Inc. with the Securities and Exchange Commission. All of such shares are beneficially owned by investment advisory clients of Ariel Capital Management, Inc. Includes 2,700,860 shares as to which Ariel Capital Management, Inc. has sole voting power and 2,807,860 shares as to which Ariel Capital Management, Inc. has sole dispositive power.
(4) Includes 5,000 shares of Common Stock and 1,000 shares of Series A Preferred Stock held by Mr. Jeffries as custodian for his grandson. Mr. Jeffries disclaims beneficial ownership of the shares held by him for his grandson.
(5) Includes shares of Common Stock and Series A Preferred Stock which could be acquired through the exercise of stock options as follows: Mr. Jeffries, 200,000 shares of Common Stock, 10,000 shares of Series A Preferred Stock; Mr. McLoughlin, 33,333 shares of Common Stock; Mr. Pedersen, 90,770 shares of Common Stock, 7,410 shares of Series A Preferred Stock; Mr. Stevens, 131,982 shares of Common Stock, 2,500 shares of Series A Preferred Stock; Mr. Haylon, 15,000 shares of Common Stock; Mr. Pepin, 8,333 shares of Common Stock; Mr. Fiondella, 3,750 shares of Common Stock; Mr. Booth, 3,750 shares of Common Stock; Mr. Lyons, 3,750 shares of Common Stock; Ms. LaMarche, 3,750 shares of Common Stock; Mr. Oates, 3,750 shares of Common Stock; Mr. Verdonck, 3,750 shares of Common Stock; Mr. Anderson, 3,750 shares of Common Stock; Mr. Churchill, 3,750 shares of Common Stock, 375 shares of Series A Preferred Stock; Ms. Tuttle, 3,750 shares of Common Stock, 375 shares of Series A Preferred Stock; Mr. Williams, 3,750 shares of Common Stock, 375 shares of Series A Preferred Stock; all directors and executive officers as a group, 530,251 shares of Common Stock, 21,035 shares of Series A Preferred Stock.
(6) Includes shares of Common Stock which could be acquired through the conversion of shares of Series A Preferred Stock beneficially owned by such person. Each share of Series A Preferred Stock is convertible at any time into 3.11 shares of Common Stock.

                             ELECTION OF DIRECTORS

NOMINEES AND DIRECTORS

  At the meeting, fourteen directors are to be elected to hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. All of the nominees are presently directors of the Company. The affirmative vote of the holders of a plurality of the shares of Common Stock represented in person or by proxy at the annual meeting is required to elect directors. It is intended that, in the absence of contrary specifications, votes will be cast pursuant to the enclosed proxies for the election of such nominees.

Should any of the nominees become unable or unwilling to accept nomination or election, it is intended, in the absence of contrary specifications, that the proxies will be voted for the balance of those named and for a substitute nominee or nominees. However, the Company now knows of no reason to anticipate such an occurrence. All of the nominees have consented to be named as nominees and to serve as directors if elected. Francis E. Jeffries and Wayne C. Stevens are also presently directors of the Company. Messrs. Jeffries and Stevens have decided not to stand for election to the Board of Directors.

  On November 1, 1995, pursuant to an Agreement and Plan of Merger dated as of June 14, 1995 (the "Merger Agreement") among the Company, PM Holdings, Inc. ("PM Holdings") and Phoenix Securities Group, Inc., a wholly-owned subsidiary of PM Holdings ("PSG"), PSG was merged with and into the Company (the "Merger"). Pursuant to the Merger, the Company was renamed Phoenix Duff & Phelps Corporation. PM Holdings is a wholly-owned subsidiary of Phoenix Home Life Mutual Insurance Company ("Phoenix Home Life"). PSG, through its subsidiaries, conducted Phoenix Home Life's investment management operations other than real estate and mortgages. As a result of the Merger, PSG's subsidiaries, Phoenix Equity Planning Corporation ("PEPCO"), National Securities & Research Corporation ("NS&RC") and Phoenix Investment Counsel, Inc. ("PIC"), are now direct or indirect wholly-owned subsidiaries of the Company. Pursuant to the Merger Agreement, on November 1, 1995, the capital stock of PSG was converted into 26.4 million shares of the Company's Common Stock and the approximately 17.0 million shares of the Company's Common Stock then issued remained outstanding. Immediately following the Merger, PM Holdings exchanged $35 million of debt owed to it by PSG for 1.4 million shares of Series A Preferred Stock. In connection with the Merger, a special cash dividend of $1.75 per share and a stock dividend of one-tenth of a share of the Series A Preferred Stock with respect to each share of the Common Stock were paid on November 8, 1995 by the Company to its stockholders of record on October 31, 1995, the day preceding the consummation of the Merger. Additionally, pursuant to the Merger Agreement, the Board of Directors of the Company was increased by electing nine additional directors designated by PM Holdings.

  The following persons are nominees for election as directors of the Company:

  PHILIP R. MCLOUGHLIN Age -- 50 Director since -- November 1, 1995

    Mr. McLoughlin has been Vice Chairman of the Board and Chief Executive Officer of the Company since November 1, 1995. Mr. McLoughlin has also been a Director of Phoenix Home Life since February 1994 and has been employed by Phoenix Home Life as Executive Vice President--Investments since December 1988. In addition, Mr. McLoughlin serves as President of PEPCO, Chairman of PIC and Chairman and Chief Executive Officer of NS&RC. He also is a member of the Board of Directors of these corporations, Duff & Phelps Utilities Tax-Free Income Inc. and Duff & Phelps Utility and Corporate Bond Trust Inc. Mr. McLoughlin also serves as President and as a Director or Trustee of the Phoenix Funds, Phoenix Duff & Phelps Institutional Mutual Funds and Phoenix-Aberdeen Series Fund (collectively, the "Phoenix Mutual Funds"). He is a Director of PM Holdings, Phoenix Charter Oak Trust Company, The World Trust, a Luxembourg closed-end fund, The Emerging World Trust Fund, a Luxembourg closed-end fund, and of PXRE Corporation ("PXRE"), a publicly-traded corporation, and of its wholly-owned subsidiary, PXRE Reinsurance Company ("PXRE Reinsurance").

  CALVIN J. PEDERSEN Age -- 55 Director since -- 1992

    Mr. Pedersen has been President of the Company since July 1993. From January 1992 to July 1993, Mr. Pedersen served as an Executive Vice President of the Company. Mr. Pedersen was also an

    Executive Vice President of Duff & Phelps Inc. ("DPI"), the former parent of the Company's operating subsidiaries, from 1988 until its dissolution in 1992. From 1986 to 1988, he served as Senior Vice President--Marketing and Sales of DPI. Mr. Pedersen joined the Company in 1986 from First Chicago Investment Advisors, an investment management company, where he was a Managing Director and head of the Account Management and Administration Division. Mr. Pedersen is also President and Chief Executive Officer of Duff & Phelps Utilities Income Inc., Duff & Phelps Utilities Tax-Free Income Inc. and Duff & Phelps Utility and Corporate Bond Trust Inc. and serves as a Director or Trustee of the Phoenix Mutual Funds.

  MICHAEL E. HAYLON Age -- 39 Director since -- November 1, 1995

    Mr. Haylon has been an Executive Vice President of the Company since November 1, 1995. From February 1993 to November 1, 1995, Mr. Haylon was Senior Vice President--Securities Investments of Phoenix Home Life. Mr. Haylon is also President of PIC, Executive Vice President of NS&RC and Executive Vice President of the Phoenix Mutual Funds. From June 1991 through January 1993, Mr. Haylon was Vice President, Public Fixed Income and from June 1990 through May 1991, he was Vice President, Public Bond Investments of Phoenix Home Life. Mr. Haylon was Vice President of Aetna Capital Management from August 1986 until June 1990 and a Managing Director of Aetna Bond Investors from February 1989 until June 1990. Mr. Haylon also serves as a member of the Boards of Directors of PIC, PEPCO and NS&RC.

  DAVID R. PEPIN Age -- 54 Director since -- January 1, 1997

    Mr. Pepin has been an Executive Vice President of the Company since 1996. He also serves as Managing Director, Phoenix-Aberdeen International Advisers, LLC, as Executive Vice President of the Phoenix Mutual Funds, Executive Vice President, Mutual Fund Sales and Operations and a Director of PEPCO, and as a Director of PIC, NS&RC and Phoenix Charter Oak Trust Company. From 1994 to 1995, Mr. Pepin held various positions with Phoenix Home Life and from 1980 to 1994 was Vice President and General Manager, Digital Equipment Corporation.

  ROBERT W. FIONDELLA Age -- 54 Director since -- November 1, 1995

    Mr. Fiondella has been Chairman of the Board, President and Chief Executive Officer of Phoenix Home Life since February 1994. From July 1992 until February 1994, Mr. Fiondella served as President and Principal Operating Officer and from February 1989 until July 1992, as President and Chief Operating Officer, of Phoenix Home Life. Mr. Fiondella is the President of PM Holdings and is also a member of the Board of Directors of several of Phoenix Home Life's subsidiaries, including PM Holdings and Phoenix Charter Oak Trust Company. Mr. Fiondella is also a member of the Board of Directors of PIC, PEPCO and NS&RC. Mr. Fiondella is also a member of the Board of Directors of PXRE, PXRE Reinsurance, Advest Group, Inc. and Loctite Corporation.

  RICHARD H. BOOTH Age -- 50 Director since -- November 1, 1995

    Mr. Booth has been Executive Vice President of Phoenix Home Life since October 1994. Mr. Booth is also an officer and Director of several subsidiaries of Phoenix Home Life. Prior to joining Phoenix Home Life in October 1994, Mr. Booth was President and Chief Operating Officer and a Director of

    The Travelers Corporation, where he was employed for 16 years. Mr. Booth is also a member of the Board of Directors of Hartford Steam Boiler.

  EDWARD P. LYONS Age -- 70 Director since -- November 1, 1995

    From 1984 through February 20, 1996, Mr. Lyons was a Director of Phoenix Home Life. He presently serves on its Directors Advisory Board. Prior to 1985, Mr. Lyons was Vice Chairman of the Olin Corporation. Mr. Lyons is also Chairman of the Board of Directors of Carberry Investment Management Corp. and a member of the Board of Directors of PXRE and PXRE Reinsurance.

  MARILYN E. LAMARCHE Age -- 62 Director since -- November 1, 1995

    Ms. LaMarche has been a Director of Phoenix Home Life since 1989. Ms. LaMarche has been a Limited Managing Director of Lazard Freres & Co., L.L.C. (and a general partner of its predecessor), a New York based investment banking company, since January 1983.

  JAMES M. OATES Age -- 50 Director since--November 1, 1995

    Mr. Oates has been Chairman of IBEX Capital Markets, LLC since October 1996 and Managing Director of the Wydown Group since April 1994. From 1984 through 1994, he served as President and Chief Executive Officer of Neworld Bank. Mr. Oates is also a Director or Trustee of the Phoenix Mutual Funds. In addition, Mr. Oates is a Director of Govett Funds, Inc., Investors Financial Services Corporation, Investors Bank & Trust Co., Blue Cross and Blue Shield of New Hampshire, Plymouth Rubber Company, Massachusetts Housing Partnership, and Stifel Financial.

  FERDINAND VERDONCK Age -- 54 Director since -- November 1, 1995

    Mr. Verdonck has been Managing Director of Almanij N.V., the holding company of the Almanij-Kredietbank Group, since 1992. He also serves as a Director of Kredietbank N.V., Brussels, Belgium, and of various affiliated companies in the Group. From 1984 to 1992, Mr. Verdonck served in various senior executive capacities with N.V. Bekaert S.A., a Belgian steel wire and cord manufacturer, both in Belgium and New York City. He was a Senior Vice President of Lazard Freres & Co. in New York from 1977 to 1984, having previously served as an International Banking Officer of Continental Illinois Bank in Chicago.

  JOHN T. ANDERSON Age -- 66 Director since -- March 29, 1996

    Mr. Anderson has been of counsel to Lord, Bissell & Brook, a Chicago law firm, since January 2, 1996. From 1966 to January 2, 1996, Mr. Anderson was a partner of Lord, Bissell & Brook.

  GLEN D. CHURCHILL Age -- 63 Director since -- 1992

    Mr. Churchill is presently retired. Prior to May 1, 1992, Mr. Churchill was President and Chief Executive Officer of West Texas Utilities Company for more than the preceding five years.

  DONNA F. TUTTLE Age -- 49 Director since -- 1992

    Ms. Tuttle has been President of Korn Tuttle Capital Group, a Los Angeles, California investment consulting firm, since March 1992. From January 1990 to March 1992, Ms. Tuttle was Chairman and Chief Executive Officer of Ayer Tuttle, a division of an international advertising agency. From January 1988 to January 1989, Ms. Tuttle served as U.S. Deputy Secretary of Commerce. Ms. Tuttle is also a member of the Board of Directors of Hilton Hotels Corp.

  DAVID A. WILLIAMS Age -- 55 Director since -- 1993

    Mr. Williams is presently retired. Mr. Williams was President and Chief Executive Officer of Beutel, Goodman & Company Ltd., a Toronto, Canada investment counseling firm ("BG"), from 1991 to December 1994. From 1971 to 1991, he served as Vice President of BG. Mr. Williams joined BG in 1969. The Company owns 49% of the outstanding voting capital stock of BG. Mr. Williams is also a member of the Board of Directors of C S Resources Ltd., Emtech Technologies Corp., Pinetree Capital Ltd., Octagon Industries Ltd. and Radiant Energy Ltd.

THE BOARD OF DIRECTORS

  The business and affairs of the Company are managed under the direction of the Board of Directors. The Board has responsibility for establishing broad corporate policies and for the overall performance of the Company. However, the Board is not involved in day-to-day operating details. Members of the Board are kept informed of the Company's business by various reports and documents sent to them, as well as by reports presented at meetings of the Board and its committees. During 1996, the Board of Directors met four times. No director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and the committees on which he or she served.

BOARD COMMITTEES

  The Board of Directors has four standing committees, the Executive Committee, the Audit Committee, the Compensation Committee and the Stock Option Committee.

  The Executive Committee is empowered to exercise the authority of the Board of Directors in the management of the business and affairs of the Company between meetings of the Board of Directors, except as such authority may be limited by the provisions of the General Corporation Law of the State of Delaware. The Executive Committee, which is presently composed of Messrs. Fiondella (Chairman), Anderson, Booth, Jeffries, Lyons, McLoughlin and Pedersen, met two times during 1996.

  The Audit Committee recommends to the Board of Directors the appointment of the independent public accountants for the following year. The Audit Committee also reviews the scope of the annual audit, the annual financial statements of the Company and the auditor's report thereon and the auditor's comments relative to the adequacy of the Company's system of internal controls and accounting systems. The Audit Committee, which is presently composed of Messrs. Churchill (Chairman), Lyons and Verdonck and Ms. Tuttle, met three times during 1996.

  The Compensation Committee reviews management compensation levels and provides recommendations regarding salaries and other compensation for the Company's officers, including bonuses and other incentive programs. The Compensation Committee, which is presently composed of Messrs. Oates (Chairman), Anderson and Williams and Ms. LaMarche, met three times during 1996.

  The Stock Option Committee administers the Company's stock option plans. The Stock Option Committee, which is presently composed of Ms. Tuttle (Chairman) and Messrs. Churchill and Williams, met one time and acted by written consent two times during 1996.

  The Company does not have a standing nominating committee of the Board of Directors. This function is performed by the Board of Directors. The Company's By-Laws establish procedures, including advance notice procedures, with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. In general, notice must be received by the Company at its principal executive offices not less than 60 days nor more than 90 days prior to meetings of stockholders of the Company. Such notice must set forth all information with respect to each such nominee as required by the federal proxy rules. Such notice must be accompanied by a signed statement of such nominee consenting to be a nominee and a director, if elected.

                    REPORT OF THE COMPENSATION COMMITTEE ON
                            EXECUTIVE COMPENSATION

GENERAL

  The Compensation Committee of the Board of Directors is responsible for establishing, administering and evaluating the Company's policies regarding the compensation of its executive officers. The Company's compensation policies are intended to align executive compensation with the business objectives and performance of the Company. Additionally, the Company's compensation policies are designed to permit the Company to attract, retain and motivate executive officers to ensure the long-term success of the Company.

  The compensation of executive officers is composed of three components: salary, annual incentive compensation and long-term incentive compensation. The Compensation Committee considers the total compensation of each executive officer in establishing each element of his compensation. The compensation of the Company's Chief Executive Officer is subject to the same policies that are applicable to all executive officers of the Company.

  In connection with the Merger of PSG into the Company, it was critical to Phoenix Home Life that the services of Messrs. Jeffries, Pedersen and Stevens be retained following the Merger. Accordingly, pursuant to the Merger Agreement, on November 1, 1995, the Company entered into employment agreements with each of Messrs. Jeffries, Pedersen and Stevens. These employment agreements were negotiated between Phoenix Home Life on behalf of the Company and each executive officer. These employment agreements were intended to secure for the Company the continued services of the executive officers and to provide them appropriate incentives for maximum effort on behalf of the Company. These agreements are described in the section captioned "Employment Agreements" following this Report.

SALARY

  In establishing the annual salaries of each of the Company's executive officers, including the Chief Executive Officer, and under the employment agreements with each of Messrs. Jeffries, Pedersen and Stevens, the responsibilities, abilities and industriousness of the executive officer and the Company's performance were considered. The salaries of persons holding similar positions at comparable companies were also reviewed.

ANNUAL INCENTIVE COMPENSATION

  The employment agreements entered into by the Company with each of Messrs. Jeffries, Pedersen and Stevens provide for the payment of annual incentive compensation. The incentive compensation is intended to be variable and closely tied to corporate and individual performance in a manner that encourages a continuous focus on providing top-quality service to clients, increasing productivity and obtaining new business opportunities in order to increase profitability and stockholder value. Under the employment agreements, each executive officer's annual incentive compensation consists of a bonus in an amount equal to the greater of a guaranteed bonus amount or an amount awarded to the executive officer as an annual bonus pursuant to the Company's annual incentive compensation plans.

  The Board of Directors has adopted two incentive compensation plans, the Investment Incentive Plan ("IIP") and the Management Incentive Plan ("MIP"). In 1996, Messrs. McLoughlin, Pedersen and Pepin participated in the MIP and Messrs. Haylon and Stevens participated in the IIP. Payouts under the IIP are based 75% on the basis of quantitative portfolio performance results (subject to a maximum aggregate payout of $9.3 million) and 25% (the "nonquantitative portion") on factors including corporate earnings and personal performance. The nonquantitative portion of the IIP (which is capped at $1 million) and the entire payout under the MIP are funded by a pool equal to 10% of the Company's pre-tax earnings reduced by the guaranteed bonuses referred to in the preceding paragraph. Under the IIP, individual incentive compensation can range from 0% to 200% of salary based upon the nature of a covered individual's specific job requirements. Under the MIP, eligible officers with salaries under $100,000 have a payout range of between 0% and 20% of salary, and officers with salaries of $100,000 or more generally have a payout range of between 0% and 40% of salary. Target payouts for each group, 10% and 20%, respectively, are set to correspond to a targeted earnings per share result, which in 1996 was 53 cents per share.

LONG-TERM INCENTIVE COMPENSATION

  Pursuant to the Company's Stock Incentive Plans, key employees of the Company, including executive officers, are eligible to receive long-term incentives in a variety of forms including stock options, stock appreciation rights, restricted stock, phantom stock and other stock based awards. The purpose of the Stock Incentive Plans is to enable the Company to attract and retain the best available executive personnel and other key employees, to provide for the Company's long-term growth and business success and to provide an incentive for such employees to exert their best efforts on behalf of the Company and its stockholders. The Compensation Committee believes that the grant of awards whose value is related to the value of the Company's Common Stock aligns the interests of stockholders and employees who receive awards. The Stock Incentive Plans are administered by the Compensation Committee and the Stock Option Committee.

  The Compensation Committee and the Stock Option Committee determine the individuals to whom awards are granted, the type and amount of awards to be granted, the time of all such grants and the terms, conditions and provisions of such awards and the restrictions related thereto. In making awards under the Stock Incentive Plans, the Compensation Committee and the Stock Option Committee consider the recommendations of the executive officers of the Company, the responsibilities of each grantee, his past performance and his anticipated future contribution to the Company.

  During 1996, only stock options were granted under the Stock Incentive Plans. The Compensation Committee believes that the grant of stock options provides a strong incentive for employees to increase stockholder value over the long term because the full benefit of such awards cannot be realized unless the value of the Company's Common Stock appreciates over a specified number of years. Most of the officers of the Company received options in 1996. The exercise price of options granted in 1996 is equal to the fair market value per share of Common Stock on the date of grant. Generally, one-third of each option grant vests on the first, second and third anniversaries of the date of grant and such options expire ten years after the date of grant.

  Amendments adopted in 1993 to the Internal Revenue Code limit the deductibility for federal income tax purposes of certain compensation payable to top executive officers of publicly held corporations. Certain types of compensation are excluded from the limitations. The Company believes that the limitations are not applicable to stock options granted under the Stock Incentive Plans. With respect to annual incentive compensation, the Company has not taken any action to exclude annual incentive compensation from the limitations on deductibility.

  The salary, annual incentive compensation and long-term incentive compensation paid by the Company to the Chief Executive Officer and the other four most highly compensated executive officers of the Company in 1996 is set forth in the tables that follow this Report. The Compensation Committee believes that the executive officers of the Company are dedicated to increasing profitability and stockholder value and that the compensation policies that the Compensation Committee has established and administered contribute to this focus.

                                        THE COMPENSATION COMMITTEE
                                        James M. Oates (Chairman)
                                        John T. Anderson
                                        Marilyn E. LaMarche
                                        David A. Williams

  The foregoing Report of the Compensation Committee on Executive Compensation shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference.

                            EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION TABLE

  The following table sets forth certain information regarding the compensation paid or accrued by the Company to or for the account of the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company for services rendered in all capacities during each of the Company's fiscal years ended December 31, 1996, 1995 and 1994:

                                           ANNUAL            LONG TERM
                                        COMPENSATION    COMPENSATION AWARDS
                                      ----------------- -------------------
                                                            SECURITIES       ALL OTHER
                                       SALARY   BONUS   UNDERLYING OPTIONS  COMPENSATION
  NAME AND PRINCIPAL POSITION    YEAR   ($)      ($)          (#)(1)           ($)(2)
  ---------------------------    ---- -------- -------- ------------------- ------------
Francis E. Jeffries,             1996 $546,700 $493,275           --          $13,820
 Chairman of the Board(3)        1995  546,700  496,072       100,000          13,427
                                 1994  497,000      --         40,000          12,475
Philip R. McLoughlin,            1996  466,154  443,667        85,000           4,886
 Vice Chairman of the Board      1995      --       --        100,000             --
 and  Chief Executive Officer(4)
Calvin J. Pedersen,              1996  456,500  767,900        55,000           6,980
 President                       1995  456,500  817,829       100,000           6,653
                                 1994  415,000  429,908        38,000           6,395
Wayne C. Stevens,                1996  400,510  700,900        40,000           6,020
 Executive Vice President(5)     1995  364,100  425,750       100,000           5,799
                                 1994  331,000      --         35,000           5,615
Michael E. Haylon,               1996  273,269  500,333        50,000           5,277
 Executive Vice President        1995  247,404  354,302        45,000           4,519

--------
(1) Number of shares of Common Stock subject to options granted during the year indicated under the Company's 1992 Long-Term Stock Incentive Plan.
(2) Consists of matching contributions made by the Company pursuant to the Company's Savings Plan and life insurance premiums paid by the Company. For 1996, life insurance premiums in the following amounts were paid by the Company: Mr. Jeffries, $9,320; Mr. McLoughlin, $132; Mr. Pedersen, $2,480; and Mr. Stevens, $1,520.
(3) Mr. Jeffries will retire as Chairman of the Board on May 13, 1997.
(4) Mr. McLoughlin has been Chief Executive Officer of the Company since November 1, 1995. During 1995, Mr. McLoughlin was also employed by Phoenix Home Life and did not receive a separate salary or bonus from the Company for his services to the Company.
(5) On or about March 19, 1997, Mr. Stevens resigned as Executive Vice President effective April 11, 1997.

EMPLOYEE STOCK OPTIONS

  OPTION GRANTS. The following table sets forth certain information regarding options to purchase shares of Common Stock granted to the executive officers of the Company named in the Executive Compensation Table during the Company's 1996 fiscal year:

                             INDIVIDUAL GRANTS
----------------------------------------------------------------------------
                                         % OF
                                        TOTAL
                          NUMBER OF    OPTIONS
                         SECURITIES    GRANTED                                   GRANT
                          UNDERLYING      TO                                      DATE
                           OPTIONS     EMPLOYEES EXERCISE                       PRESENT
                           GRANTED    IN FISCAL    PRICE                         VALUE
NAME                         (#)         YEAR    ($/SH)(3)  EXPIRATION DATE      ($)(4)
----                     -----------  ---------- --------- -----------------    --------
Francis E. Jeffries.....      --         --         --            --                 --
Philip R. McLoughlin....   85,000(1)       6%      $7.13   December 31, 2006    $218,450
Calvin J. Pedersen......   55,000(1)       4        7.13   December 31, 2006     141,350
Wayne C. Stevens........   40,000(2)       3        7.13       July 11, 1999(2)  103,799
Michael E. Haylon.......   50,000(1)       3        7.13   December 31, 2006     128,500

--------
(1) These options were granted on December 31, 1996 under the Company's 1992 Long-Term Stock Incentive Plan. These options are non-qualified stock options. Beginning December 31, 1997, annually, upon the anniversary of the date of grant of the options, one-third of the options granted become vested and exercisable, until the third anniversary of the date of grant, whereupon the options granted are fully vested and exercisable.
(2) These options were granted on December 31, 1996 under the Company's 1992 Long-Term Stock Incentive Plan. These options are non-qualified stock options. Pursuant to the severance provision of Mr. Stevens' employment agreement, on April 11 in 1997, 1998 and 1999, one-third of the options granted become vested and are exercisable for three months after the vesting date, at which time they expire.
(3) The option exercise price is equal to the fair market value per share of Common Stock on the date of grant.
(4) Calculated pursuant to the Black-Scholes option pricing model. Assumes with respect to Messrs. McLoughlin, Pedersen and Haylon expected volatility of 30%, risk-free rate of return of 6.42%, dividend yield of 3.0%, time to expiration of ten years and no risk of forfeiture. Assumes with respect to Mr. Stevens expected volatility of 30%, risk-free rate of return of 5.63%, dividend yield of 3.1%, time to expiration of July 11, 1997 for 33,334 options, July 11, 1998 for 33,333 options and July 11, 1999 for 33,333 options and no risk of forfeiture.

  OPTION EXERCISES. The following table sets forth certain information regarding options to purchase shares of Common Stock exercised during the Company's 1996 fiscal year and the number and value of unexercised options to purchase shares of Common Stock held at the end of the Company's 1996 fiscal year by the executive officers of the Company named in the Executive Compensation Table:

                                                                            VALUE OF
                                                                         UNEXERCISED IN-
                                                   NUMBER OF SECURITIES     THE-MONEY
                                                  UNDERLYING UNEXERCISED     OPTIONS
                                                    OPTIONS AT FISCAL       AT FISCAL
                                                       YEAR END (#)      YEAR END ($)(2)
                            NUMBER OF     VALUE   ---------------------- ---------------
                         SHARES ACQUIRED REALIZED      EXERCISABLE/       EXERCISABLE/
NAME                     ON EXERCISE (#)  ($)(1)      UNEXERCISABLE       UNEXERCISABLE
----                     --------------- -------- ---------------------- ---------------
Francis E. Jeffries.....        --         $ --      116,667/83,333      $88,000/93,750
Philip R. McLoughlin....        --           --       33,333/151,667       8,167/16,333
Calvin J. Pedersen......        --           --       90,770/151,000     146,013/104,327
Wayne C. Stevens........        --           --      101,270/135,000     162,268/103,492
Michael E. Haylon.......        --           --       15,000/80,000        3,675/7,350

--------
(1) Value realized is equal to the difference between the fair market value per share of Common Stock on the date of exercise and the option exercise price per share multiplied by the number of shares acquired upon exercise of an option.
(2) Value of unexercised in-the-money options is equal to the difference between the fair market value per share of Common Stock at December 31, 1996 and the option exercise price per share multiplied by the number of shares subject to options.

  The following table sets forth certain information regarding options to purchase shares of Series A Preferred Stock exercised during the Company's 1996 fiscal year and the number and value of unexercised options to purchase shares of Series A Preferred Stock held at the end of the Company's 1996 fiscal year by the executive officers of the Company named in the Executive Compensation Table:

                                                                              VALUE OF
                                                   NUMBER OF SECURITIES  UNEXERCISED IN-THE-
                                                  UNDERLYING UNEXERCISED    MONEY OPTIONS
                                                    OPTIONS AT FISCAL         AT FISCAL
                                                       YEAR END (#)        YEAR END ($)(2)
                            NUMBER OF     VALUE   ---------------------- -------------------
                         SHARES ACQUIRED REALIZED      EXERCISABLE/         EXERCISABLE/
NAME                     ON EXERCISE (#)  ($)(1)      UNEXERCISABLE         UNEXERCISABLE
----                     --------------- -------- ---------------------- -------------------
Francis E. Jeffries.....       --         $ --         10,000/--             $ 4,930/--
Philip R. McLoughlin....       --           --                --                     --
Calvin J. Pedersen......       --           --          7,410/1,267           35,081/127
Wayne C. Stevens........       --           --          8,460/1,167           37,327/117
Michael E. Haylon.......       --           --                --                     --

--------
(1) Value realized is equal to the difference between the fair market value per share of Series A Preferred Stock on the date of exercise and the option exercise price per share multiplied by the number of shares acquired upon exercise of an option.
(2) Value of unexercised in-the-money options is equal to the difference between the fair market value per share of Series A Preferred Stock at December 31, 1996 and the option exercise price per share multiplied by the number of shares subject to options.

EMPLOYMENT AGREEMENTS

  FRANCIS E. JEFFRIES. On November 1, 1995, Mr. Jeffries entered into an employment agreement with the Company pursuant to which he serves as Chairman of the Board of the Company. The period of his full time employment terminated on December 31, 1996, and pursuant to the employment agreement, the Company has retained Mr. Jeffries as a consultant for a period of five years. Pursuant to the employment agreement, while Mr. Jeffries provides consulting services, his annual consulting fees will be $218,930. The employment agreement restricts Mr. Jeffries from diverting any business from the Company for a period of six years commencing on the date of the employment agreement.

  Mr. Jeffries will retire as Chairman of the Board on May 13, 1997. By agreement dated as of October 31, 1996, Mr. Jeffries and the Company have agreed to accelerate payment of the amounts due Mr. Jeffries under his employment agreement. The agreement provides that substantially all amounts due will be paid on March 31, 1997. The agreement does not shorten the term of the non-competition restrictions.

  CALVIN J. PEDERSEN. On November 1, 1995, Mr. Pedersen entered into an employment agreement with the Company pursuant to which he serves as President of the Company and Chairman of the Board of Duff & Phelps Investment Management Co., a subsidiary of the Company ("Investment Management"). The employment agreement will terminate on December 31, 1998. Mr. Pedersen's 1997 salary is $502,150, subject to annual increases. Mr. Pedersen will also receive an annual bonus of at least $767,817. The employment agreement restricts Mr. Pedersen from diverting any business from the Company for a period of three years after termination of his employment.

  WAYNE C. STEVENS. On November 1, 1995, Mr. Stevens entered into an employment agreement with the Company pursuant to which he serves as Executive Vice President of the Company and President and Chief Executive Officer of Investment Management. The employment agreement terminates on December 31, 1998. Under the employment agreement, Mr. Stevens' 1997 salary is $440,561 and his 1997 annual bonus is at least $425,250. The employment agreement restricts Mr. Stevens from diverting any business from the Company for a period of three years after termination of his employment. On or about March 19, 1997, Mr. Stevens resigned as Executive Vice President effective April 11, 1997. In connection with his resignation, Mr. Stevens is entitled to receive the severance pay described below.

  The employment agreements with Messrs. Jeffries, Pedersen and Stevens are terminable by the Company in the event of the death or incapacity of the executive officer or if the executive officer commits an act of embezzlement or fraud or any act of dishonesty against the Company, neglects his assigned duties, which neglect continues for at least 90 days after written notice has been delivered to him, or engages in conduct which is demonstrably and materially injurious to the Company or its employees ("Cause").

  The employment agreements with Messrs. Jeffries, Pedersen and Stevens are terminable by the executive officer in the event of (a) a materially adverse change in his title or an assignment to him of any duties or responsibilities inconsistent with his title, (b) a reduction in his base salary or consulting fees or a failure to pay him any compensation or benefits, (c) requiring him to be based outside a 30-mile radius from Chicago, (d) a failure to continue his participation in any material compensation or employee benefit plan, (e) a material breach of the employment agreement by the Company, (f) a failure to obtain an agreement from any person acquiring all or substantially all the assets and business of the Company to assume the employment agreement or (g) a failure of the executive officer to be elected as a director of the Company to serve at least until the 1997 annual meeting of stockholders of the Company ("Good Reason"). In the event that the executive officer terminates the employment agreement for Good Reason or the Company terminates the employment agreement other than as a result of the executive officer's death or incapacity or for Cause, the executive officer will be entitled to receive severance pay, in a single payment, in an amount equal to the aggregate base salary, consulting fees and guaranteed bonus he would have been entitled to receive if his employment or retention had continued through the term of the employment agreement, and to receive through the earlier of 12 months after termination or the end of the term of the employment agreement, the life insurance, disability, medical, dental and hospitalization benefits he was receiving immediately prior to termination. Additionally, upon termination, one-third of all unvested stock options and stock appreciation rights held by him on the date of termination will vest and become exercisable, one-third of such options and stock appreciation rights will vest and become exercisable on the first anniversary of the date of termination and one-third of such options and stock appreciation rights will vest and become exercisable on the second anniversary of the date of termination. Notwithstanding the foregoing, to the extent that the payments and benefits (including the acceleration of options and stock appreciation rights) would be subject to the excise tax on "excess parachute payments" imposed under
Section 4999 of the Internal Revenue Code, the payments and benefits shall be reduced to the extent necessary so that no payment to be made or benefit to be provided to the executive officer shall be subject to such excise tax.

SEVERANCE AGREEMENTS

  Messrs. McLoughlin, Haylon and Pepin have entered into severance agreements with the Company. Each agreement provides for payment in the event Phoenix Home Life and/or its subsidiaries' ownership percentage of the Company falls below 50% or upon the merger, consolidation, acquisition or other organizational change or event determined by the Executive Committee of the Company's Board of Directors (collectively a "Change of Control Event"). The agreements provide that upon a Change of Control Event, if the employee's employment is terminated without Cause, as defined in the agreement, or if the employee terminates employment for Good Reason, as defined (including resignation following reduction in title, functional responsibilities or base salary) the Company will pay severance benefits. The benefit is to be made in a single payment in an amount equal to two times (three times, in the case of Mr. McLoughlin) the sum of the employee's annualized base salary at the time, the average of the prior three year's bonus or short-term incentive compensation payments, and the matching contributions made by the Company to its qualified and non-qualified savings and investment plans during the calendar year preceding the termination date. Further, one-third of any unvested stock options granted under the 1992 Long-Term Stock Incentive Plan will vest as of termination, and a further one-third will vest on each of the first two anniversaries of termination. In addition, the employee can continue to participate, at his own expense, in any life, accident and health insurance programs in which he participated at the time of his termination. Notwithstanding the foregoing, in the event that the payment and benefits would constitute an excess parachute payment, the total amount payable will be reduced so that no excess parachute payment results.

DIRECTORS' COMPENSATION

  Directors who are employees of the Company do not receive any compensation for serving as directors of the Company. In 1997, other directors receive an annual retainer of $24,000 and an additional $3,000 payable to any such director who serves as a chairman of a committee of the Board of Directors, plus an attendance fee for each such director of $1,000 per regular meeting and $750 per committee meeting. Under the Company's 1992 Long-Term Stock Incentive Plan, each non-employee director ("Outside Director") is automatically granted on the date he is first elected to the Board of Directors an option to purchase 10,000 shares of Common Stock of the Company at an exercise price per share equal to the fair market value per share of Common Stock on the date of grant. Such options become exercisable one year after the date of grant and expire ten years after the date of grant. Half of each Outside Director's annual retainer is paid in the form of an option to purchase shares of Common Stock. Each Outside Director may also elect to receive an option to purchase shares of Common Stock in lieu of being paid any portion or all of the half of the annual retainer that would otherwise be paid in cash. The number of shares of Common Stock subject to any such option is equal to the amount of the director's annual retainer to be paid in the form of an option divided by 15% of the fair market value of a share of Common Stock on the date of grant. The option price per share for any such option is equal to 85% of the fair market value of a share of Common
Stock on the date of grant. Such options become exercisable one year after the date of grant and expire ten years after the date of grant. On March 29, 1996, Mr. Anderson was granted an option to purchase 3,750 shares of Common Stock of the Company at an exercise price equal to $6.25 per share in connection with his election as a director of the Company. Such option becomes exercisable on March 29, 1997 and expires on March 29, 2006. On November 13, 1996, Messrs. Booth and Fiondella were each granted an option to purchase 12,308 shares of Common Stock of the Company at an exercise price equal to $5.525 per share in lieu of being paid their annual retainer for 1996. Such options become exercisable on the date of the 1997 annual meeting of stockholders and expire on November 13, 2006. Additionally, all Outside Directors are reimbursed for expenses incurred in attending board meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Board of Directors maintains a Compensation Committee, which presently consists of Messrs. Oates (Chairman), Anderson and Williams and Ms. LaMarche. None of the members of the Compensation Committee is presently or was formerly an officer or employee of the Company or any of its subsidiaries.

CERTAIN TRANSACTIONS

  Mr. Jeffries is a director and Mr. Pedersen is the President and Chief Executive Officer of Duff & Phelps Utilities Income Inc., a closed-end investment company ("Utilities Income Fund"). Investment Management serves as the investment adviser of the Utilities Income Fund. Pursuant to an investment advisory agreement between Investment Management and the Utilities Income Fund, Investment Management received $12.3 million in fees from the Utilities Income Fund in 1996.

  Mr. Jeffries is the Chairman and a director, Mr. McLoughlin is a director and Mr. Pedersen is President and Chief Executive Officer of Duff & Phelps Utilities Tax-Free Income Inc., a closed-end investment company ("Utilities Tax-Free Fund"). Investment Management serves as the investment adviser of the Utilities Tax-Free Fund. Pursuant to an investment advisory agreement between Investment Management and the Utilities Tax-Free Fund, Investment Management received $1.0 million in fees from the Utilities Tax-Free Fund in 1996.

  Mr. Jeffries is the Chairman and a director, Mr. McLoughlin is a director and Mr. Pedersen is President and Chief Executive Officer of Duff & Phelps Utility and Corporate Bond Trust Inc., a closed-end investment company ("Utility and Corporate Bond Trust"). Investment Management serves as the investment adviser of the Utility and Corporate Bond Trust. Pursuant to an investment advisory agreement between Investment Management and the Utility and Corporate Bond Trust, Investment Management received $1.8 million in fees from the Utility and Corporate Bond Trust in 1996.

  Messrs. Jeffries, McLoughlin, Pedersen and Oates are directors of the Phoenix Duff & Phelps Institutional Mutual Funds and Mr. McLoughlin is President and Messrs. Haylon and Pepin are Executive Vice Presidents of the Phoenix Duff & Phelps Institutional Mutual Funds, an open-end investment company. PIC and Investment Management serve as investment advisers of the Phoenix Duff & Phelps Institutional Mutual Funds. Pursuant to an investment advisory agreement between PIC and the Phoenix Duff & Phelps Institutional Mutual Funds, PIC received $1.5 million in fees from the Phoenix Duff & Phelps Institutional Mutual Funds in 1996. Pursuant to an investment advisory agreement between Investment Management and Phoenix Duff & Phelps Institutional Mutual Funds, Investment Management received $146 thousand in fees from the Phoenix Duff & Phelps Institutional Mutual Funds in 1996.

  Messrs. Jeffries, McLoughlin, Pedersen and Oates are directors of the Phoenix Series Fund and Mr. McLoughlin is President and Messrs. Haylon and Pepin are Executive Vice Presidents of the Phoenix Series Fund, an open-end investment company. PIC serves as the investment adviser of the Phoenix Series Fund. Pursuant to an investment advisory agreement between PIC and the Phoenix Series Fund, PIC received $35.1 million in fees from the Phoenix Series Fund in 1996.

  Messrs. Jeffries, McLoughlin, Pedersen and Oates are directors of the Phoenix Multi-Portfolio Fund and Mr. McLoughlin is President and Messrs. Haylon and Pepin are Executive Vice Presidents of the Phoenix Multi-Portfolio Fund, an open-end investment company. PIC serves as the investment adviser to six portfolios of the Phoenix Multi-Portfolio Fund. Pursuant to an investment advisory agreement between PIC and the Phoenix Multi-Portfolio Fund, PIC received $5.5 million in fees from the Phoenix Multi-Portfolio Fund in 1996.

  Messrs. Jeffries, McLoughlin, Pedersen and Oates are directors of the Phoenix Strategic Equity Series Fund and Mr. McLoughlin is President and Messrs. Haylon and Pepin are Executive Vice Presidents of the Phoenix Strategic Equity Series Fund, an open-end investment company. PIC and NS&RC serve as the investment advisers of the Phoenix Strategic Equity Series Fund. Pursuant to investment advisory agreements between PIC and NS&RC and the Phoenix Strategic Equity Series Fund, PIC and NS&RC received $3.4 million in fees from the Phoenix Strategic Equity Series Fund in 1996.

  Messrs. Jeffries, McLoughlin, Pedersen and Oates are directors of The Phoenix Edge Series Fund and Mr. McLoughlin is President and Messrs. Haylon and Pepin are Executive Vice Presidents of The Phoenix Edge Series Fund, an open-end investment company. PIC serves as the investment adviser to seven funds of The Phoenix Edge Series Fund. Pursuant to an investment advisory agreement between PIC and The Phoenix Edge Series Fund, PIC received $6.3 million in fees from The Phoenix Edge Series Fund in 1996.

  Messrs. Jeffries, McLoughlin, Pedersen and Oates are directors of the Phoenix Strategic Allocation Fund and Mr. McLoughlin is President and Messrs. Haylon and Pepin are Executive Vice Presidents of the Phoenix Strategic Allocation Fund, an open-end investment company. PIC serves as the investment adviser of the Phoenix Strategic Allocation Fund. Pursuant to an investment advisory agreement between PIC and the Phoenix Strategic Allocation Fund, PIC received $2.2 million in fees from the Phoenix Strategic Allocation Fund in 1996.

  Messrs. Jeffries, McLoughlin, Pedersen and Oates are directors of the Phoenix Multi-Sector Short Term Bond Fund and Mr. McLoughlin is President and Messrs. Haylon and Pepin are Executive Vice Presidents of the Phoenix Multi-Sector Short Term Bond Fund, an open-end investment company. NS&RC serves as the investment adviser of the Phoenix Multi-Sector Short Term Bond Fund. Pursuant to an investment advisory agreement between NS&RC and the Phoenix Multi-Sector Short Term Bond Fund, NS&RC received $94 thousand in fees from the Phoenix Multi-Sector Short Term Bond Fund in 1996.

  Messrs. Jeffries, McLoughlin, Pedersen and Oates are directors of the Phoenix Worldwide Opportunities Fund and Mr. McLoughlin is President and Messrs. Haylon and Pepin are Executive Vice Presidents of the Phoenix Worldwide Opportunities Fund, an open-end investment company. NS&RC serves as the investment adviser of the Phoenix Worldwide Opportunities Fund. Pursuant to an investment advisory agreement between NS&RC and the Phoenix Worldwide Opportunities Fund, NS&RC received $1.1 million in fees from the Phoenix Worldwide Opportunities Fund in 1996.

  Messrs. Jeffries, McLoughlin, Pedersen and Oates are directors of the Phoenix Income and Growth Fund and Mr. McLoughlin is President and Messrs. Haylon and Pepin are Executive Vice Presidents of the Phoenix Income and Growth Fund, an open-end investment company. NS&RC serves as the investment adviser of the Phoenix Income and Growth Fund. Pursuant to an investment advisory agreement between NS&RC and the Phoenix Income and Growth Fund, NS&RC received $6.1 million in fees from the Phoenix Income and Growth Fund in 1996.

  Messrs. Jeffries, McLoughlin, Pedersen and Oates are directors of the Phoenix Multi-Sector Fixed Income Fund and Mr. McLoughlin is President and Messrs. Haylon and Pepin are Executive Vice Presidents of the Phoenix Multi-Sector Fixed Income Fund, an open-end investment company. NS&RC serves as the investment adviser of the Phoenix Multi-Sector Fixed Income Fund. Pursuant to an investment advisory agreement between NS&RC and the Phoenix Multi-Sector Fixed Income Fund, NS&RC received $1.7 million in fees from the Phoenix Multi-Sector Fixed Income Fund in 1996.

  Messrs. Jeffries, McLoughlin, Pedersen and Oates are directors of the Phoenix California Tax-Exempt Fund and Mr. McLoughlin is President and Messrs. Haylon and Pepin are Executive Vice Presidents of the Phoenix California Tax-Exempt Fund, an open-end investment company. NS&RC serves as the investment adviser of the Phoenix California Tax-Exempt Fund. Pursuant to an investment advisory agreement between NS&RC and the Phoenix California Tax-Exempt Fund, NS&RC received $534 thousand in fees from the Phoenix California Tax-Exempt Fund in 1996.

  Messrs. Jeffries, McLoughlin, Pedersen and Oates are directors of the Phoenix-Aberdeen Series Fund and Mr. McLoughlin is President and Messrs. Haylon and Pepin are Executive Vice Presidents of the Phoenix-Aberdeen Series Fund. The Company serves as the administrator of the Phoenix-Aberdeen Series Fund and receives a 15 basis point fee. PIC serves as one of two subadvisers to the Global Small Cap portfolio of the Phoenix-Aberdeen Series Fund. The Company received $20 thousand and PIC received $11 thousand in fees from the Phoenix-Aberdeen Series Fund in 1996.

  PEPCO is the principal underwriter/distributor for the Phoenix Mutual Funds. PEPCO received $51.2 million in fees for such services from the Phoenix Mutual Funds in 1996.

  Messrs. McLoughlin, Fiondella and Pepin are directors of Phoenix Charter Oak Trust Company. PIC serves as the investment adviser of Phoenix Charter Oak Trust Company, but no fees were earned from Phoenix Charter Oak Trust Company in 1996.

  On November 15, 1993, the Company (i) purchased 43,333 Class 3 Common Shares of Beutel, Goodman & Company Ltd. ("BG"), representing 40% of the outstanding voting capital stock of BG, for a purchase price of $7.8 million paid in cash and (ii) loaned to BG the sum of $3,875,000 evidenced by a 8.5% Redeemable Unsecured Debenture of BG payable periodically from the net earnings of BG and maturing as to any unpaid principal on November 14, 2003. On April 1, 1994, the Company purchased an additional 19,118 Class 3 Common Shares of BG for a purchase price of $7.2 million. As a result of the purchase of the 19,118 shares, the Company owns 49% of the outstanding voting capital stock of BG. Also on November 15, 1993, the Company's wholly-owned subsidiary, DP Holdings Ltd., a New Brunswick corporation, purchased from Crownx Inc. a 8.5% Redeemable Unsecured Debenture of BG in the principal amount of $19,374,456 for a purchase price of $19,685,522 paid in cash. Said Debenture was to be paid periodically from the net earnings of BG and to mature on November 14, 2003. Both Debentures were redeemed in 1996. Mr. Williams was President and Chief Executive Officer of BG until December 1994 and is a director of BG.

  Lord, Bissell & Brook, a Chicago law firm, provided legal services to the Company during 1996 and has been retained to provide legal services to the Company during 1997. Mr. Anderson is presently of counsel to, and until January 2, 1996 was a partner of, Lord, Bissell & Brook.

  As a result of the Merger of PSG into the Company, Phoenix Home Life and the Company maintain certain relationships which are described below.

  LICENSE AGREEMENT. On November 1, 1995, the Company and Phoenix Home Life entered into a license agreement (the "License Agreement") pursuant to which Phoenix Home Life has granted the Company an exclusive license (subject to the limited non-exclusive license granted to Merrill Lynch Phoenix Fund, Inc.) to use the name "Phoenix" and the related design (collectively, the "Trademarks") in the United States and all other jurisdictions where Phoenix Home Life has rights to such Trademarks in connection with the provision of investment advisory services to public mutual funds and other institutional investors with respect to equity and fixed income securities other than securities of entities primarily engaged in the ownership and/or operation of real estate or real estate mortgages or other interests in real estate (the "Licensed Services"). The Company has also been granted the right to sublicense the Trademarks for use as the name or as a component of the name of any mutual fund of which the Company is the investment adviser. The exclusive license will remain in force as long as Phoenix Home Life, PM Holdings and other subsidiaries of Phoenix Home Life collectively continue to beneficially own shares of capital stock of the Company representing at least a majority of the voting power of the Company and for a period of five years from the date that Phoenix Home Life, PM Holdings and other subsidiaries of Phoenix Home Life collectively no longer beneficially own shares of capital stock of the Company representing at least a majority of the voting power of the Company (the "Term"). The License Agreement also prohibits Phoenix Home Life and its subsidiaries from competing with the Company by conducting the Licensed Services during the Term. The License Agreement does not, however, preclude Phoenix Home Life and its subsidiaries from conducting business in, and rendering investment advisory services in connection with, life insurance, variable products, pension products, short-term debt investment management, management of their general accounts and separate accounts, underwriting and distribution activities, real estate and securities of entities primarily engaged in the ownership and/or operation of real estate or real estate mortgages or other interests in real estate and any other activities (other than the Licensed Services) currently engaged in by Phoenix Home Life and its subsidiaries. In the event Phoenix Home Life or any of its subsidiaries acquires a company conducting the business of the Licensed Services, Phoenix Home Life, through the acquired company, will have the right to continue to engage in such business and to use the Trademarks in connection with the Licensed Services for a period of three years.

  REGISTRATION RIGHTS AGREEMENT. On November 1, 1995, the Company and PM Holdings entered into a registration rights agreement (the "Registration Rights Agreement") pursuant to which the Company has granted

PM Holdings and its transferees the right to require the Company to effect the registration under the Securities Act of 1933 of all or any part of the shares of Common Stock and Series A Preferred Stock issued to PM Holdings. As long as the Company is eligible to use a Form S-3 registration statement (or any successor form), the number of registrations that the Company will be required to effect will be unlimited; provided, however, that the Company will not be required to effect more than three registrations on a registration statement other than Form S-3 (or any successor form). Additionally, subject to certain conditions, PM Holdings will also be entitled to piggyback registration rights. Pursuant to the Registration Rights Agreement, the Company will be required to pay all expenses in connection with any registration, except underwriting discounts and selling commissions.

  MANAGEMENT OF PHOENIX HOME LIFE GENERAL ACCOUNT AND SEPARATE ACCOUNT ASSETS. PIC manages substantially all of the investment assets of Phoenix Home Life's General Account, other than investments in real estate and mortgages, under an agreement with Phoenix Home Life effective January 1, 1995. The agreement provides, however, that either party thereto may terminate the agreement by giving 30 days' prior written notice of termination. As of December 31, 1996, Phoenix Home Life's General Account assets under management by PIC totaled $6.9 billion. Fees paid to PIC by Phoenix Home Life for the management of its General Account assets totaled $8.2 million in 1996.

  Separate Accounts are separate investment accounts of Phoenix Home Life (or an insurance company subsidiary of Phoenix Home Life), the assets of which constitute assets of Phoenix Home Life (or such subsidiary). Such assets are by law segregated from Phoenix Home Life's General Account assets and are invested directly by PIC. On March 1, 1996, the separate accounts were reorganized into a new mutual fund, the Phoenix Duff & Phelps Institutional Mutual Funds. Fees paid to PIC by Phoenix Home Life for the management of its separate accounts up to the reorganization totaled $561 thousand in 1996.

  SERVICES AND OFFICE SPACE. Phoenix Home Life provides various support services to the Company pursuant to an Administrative Agreement dated as of October 1, 1995 (the "Administrative Agreement"). Currently, these services are legal, human resources, tax accounting, communications/creative services, mail and other miscellaneous services. Phoenix Home Life also provides various computer hardware, software and support services to the Company under a Computer Services Agreement dated as of October 1, 1995 (the "Computer Services Agreement"). Either party may terminate (i) the Administrative Agreement at the end of any calendar year upon 90 days' prior notice and (ii) the Computer Services Agreement after December 31, 1996 upon 180 days' prior notice. Phoenix Home Life charged the Company and its subsidiaries $5.9 million for these services (exclusive of rent and direct costs of employee benefits) in 1996. All such services are provided at rates established from time to time by negotiation between Phoenix Home Life and the Company. Changes in such rates are subject to the approval of those disinterested directors of the Company who are neither employees nor directors of Phoenix Home Life or its other subsidiaries.

  Phoenix Home Life also leases office space to the Company in Hartford, Connecticut, Enfield, Connecticut, and Greenfield, Massachusetts. Phoenix Home Life charged the Company and its subsidiaries $3.0 million for office space rentals in 1996. Phoenix Home Life currently leases an aggregate of approximately 121,000 square feet of office space to the Company at an average effective cost per annum of approximately $18.00 per square foot. The leases for the Enfield, Connecticut, and Greenfield, Massachusetts office space commenced as of January 1, 1995 and expire on December 31, 1997 and the lease for the office space in Hartford, Connecticut, commenced as of June 1, 1995, and expires on May 31, 2000, with an option to renew for an additional five years. Management of the Company believes that the rental rates under these leases are generally at current market rates. With respect to the lease for office space in Hartford, Connecticut, Phoenix Home Life sublet from the Company an aggregate of approximately 1,300 square feet at an average effective cost per annum of approximately $18.00 per square foot. Changes in the rates under such leases are subject to the approval of those disinterested directors of the Company who are neither employees nor directors of Phoenix Home Life or its other subsidiaries.

  RETAIL DISTRIBUTION. WS Griffith & Co., Inc. ("Griffith"), a registered broker-dealer subsidiary of Phoenix Home Life, is currently the largest retail distributor of Phoenix investment products, distributing shares of the Phoenix funds managed by PIC and NS&RC and the variable contracts whose assets are invested in The Phoenix Edge Series Fund. Griffith's retail sales force consists of over 1,250 registered representatives, most of whom are also members of Phoenix Home Life's insurance agent and broker field force. Mutual fund sales by Griffith accounted for approximately 12% of PIC and NS&RC's total mutual fund sales other than with respect to money market funds in 1996. Sales of variable products by Griffith accounted for 77% of PIC and NS&RC's total variable product sales in 1996.

  Griffith distributes Phoenix investment products under a sales agreement with PEPCO pursuant to which Griffith receives commissions for shares of mutual funds sold by it ranging from 2.0% to 4.75% of the per share offering price. Griffith also receives commissions under the sales agreement for variable products offered by Phoenix Home Life sold by it ranging from 3.0% to 6.0% of purchase or premium payments under such products. The commissions payable to Griffith under its sales agreement with PEPCO are payable on the same basis as those commissions paid to unaffiliated brokers for these types of products. Commissions paid to Griffith by PEPCO totaled $23.5 million in 1996.

  PARTICIPATION IN PHOENIX HOME LIFE'S EMPLOYEE BENEFIT PLANS. Through December 31, 1996, employees of PIC and PEPCO and certain employees of the Company participated in various retirement, profit-sharing, supplemental insurance and health care and welfare benefit plans sponsored by Phoenix Home Life. Phoenix Home Life charged the Company the cost of employees' participation in the plans. Fees paid to Phoenix Home Life relating to participation of employees of PIC and PEPCO and certain employees of the Company in plans sponsored by Phoenix Home Life were $3.3 million in 1996.

  CERTAIN OTHER MATTERS. Transactions between Phoenix Home Life and the Company entered into in the future, including changes to investment management fees with respect to the General Account or Separate Accounts, service fees, leases for office space and sales commissions to be paid to Griffith, will be determined by negotiation, will be fair, equitable and reasonable, and will be subject to the approval by a majority of the directors of the Company who are disinterested for purposes of Delaware corporate law (consisting in these circumstances of directors who are neither employees nor directors of Phoenix Home Life or its other subsidiaries). The Company believes that the financial aspects of these relationships will be no less favorable to the Company than those available through unaffiliated third parties.

                               PERFORMANCE GRAPH

  The following graph compares the cumulative total return on the Company's Common Stock with the cumulative total return of the Standard & Poor's 500 Stock Index and the common stock of a peer group selected by the Company ("Peer Group Index") for the period beginning on March 12, 1992 (the date of the Company's initial public offering) through December 31, 1996.

                                     LOGO

Assumes $100 invested on March 12, 1992 in the Company's Common Stock, the Standard & Poor's 500 Stock Index and the common stock of the Peer Group Index members, and all indices assume dividend reinvestment. Peer Group Index members are Eaton Vance Corp., Franklin Resources Inc., United Asset Management Corp. and T. Rowe Price Associates. The Peer Group Index is capitalization-weighted. The cumulative total return on the Company's Common Stock has been adjusted to give effect to (i) the distribution of the stock of the Company's credit rating business to the Company's stockholders in October 1994 and (ii) the Merger of PSG into the Company and the related cash and stock dividends in November 1995.

  The foregoing table shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference.

                   PROPOSED AMENDMENT TO THE COMPANY'S 1992
                        LONG-TERM STOCK INCENTIVE PLAN

  This proposal is to amend the Company's 1992 Long-Term Stock Incentive Plan (the "Plan") to increase the number of shares of Common Stock available for awards thereunder from 6.4 million to 9.7 million.

THE AMENDMENT

  The Company's Board of Directors has approved and recommends to the stockholders of the Company for their approval and adoption an amendment to the Plan to increase the number of shares of Common Stock available for awards thereunder from 6.4 million to 9.7 million.

  If the proposed amendment is approved, Section 3.1(a) of the Plan would be amended to read as follows:

    "3.1 Number of Shares. Subject to the provisions of Section 3.3:

      (a) the number of shares of Common Stock which may be issued or sold or for which Options or Stock Appreciation Rights may be granted under the Plan may not exceed 9,700,000 shares;"

REASONS FOR AMENDING THE PLAN

  The Plan authorizes the grant of awards for up to 6.4 million shares of Common Stock, of which options for 5,109,616 shares have been granted. After giving effect to the cancellation of options for 907,000 shares (thereby becoming available again for grant), only 2,197,384 shares are currently available for awards under the Plan.

  The Company's Board of Directors believes that the Plan has accomplished its purpose in the past and that the Plan will continue to be instrumental in attracting, retaining and motivating the Company's executive personnel and other key employees. Accordingly, the Company's Board of Directors has approved and recommends to the stockholders of the Company for their approval and adoption an amendment to the Plan to increase the number of shares of Common Stock available for awards thereunder from 6.4 million to 9.7 million.

DESCRIPTION OF THE PLAN

  PURPOSE AND ELIGIBILITY. The purpose of the Plan is to provide the Company with greater flexibility in the type of incentives that may be awarded to key employees of the Company so that the Company may continue to attract and retain the best available executive personnel and other key employees, to provide for the Company's long-term growth and business success, and to provide an incentive for such employees to exert their best efforts on behalf of the Company and its stockholders. The Plan was originally approved by the stockholders of the Company on January 16, 1992.

  Participants in the Plan are those key employees selected by the Stock Option Committee administering the Plan to participate in the Plan who hold positions of responsibility and whose participation in the Plan is determined by the Committee or management of the Company to be in the best interests of the Company. Members of the Company's Board of Directors who are not employees of the Company ("Outside Directors") are also eligible to participate in the Plan. As of March 24, 1997, 144 current employees and directors have been granted Options under the Plan. On March 24, 1997, the last sale price of the Common Stock as reported by the New York Stock Exchange was $7.625 per share.

  ADMINISTRATION OF THE PLAN. The Plan provides that it shall be administered by the Stock Option Committee (the "Committee") that is appointed by the Board of Directors and that consists of three or more members of the Board, each of whom is disinterested, as defined under Rule 16b-3 of the Securities Exchange Act of 1934 and an "outside director" as defined under Section 162(m) of the Internal Revenue Code of 1986 (the "Code"). Subject to the provisions of the Plan, the Committee has sole and complete authority to determine the individuals to whom awards are granted, the type and amounts of awards to be granted, the time of all such grants and the terms, conditions and provisions of such awards and the restrictions related thereto. The Committee has adopted resolutions automatically granting to each Outside Director on the date he is first elected to the Board of Directors an option to purchase 10,000 shares of Common Stock of the Company at an exercise price per share equal to the Fair Market Value (as defined below) per share of Common Stock on the date of grant. Such options become exercisable one year after the date of grant and expire ten years after the date of grant. Half of each Outside Director's annual retainer is paid in the form of an option to purchase shares of Common Stock. Each Outside Director may also elect to receive an option to purchase shares of Common Stock in lieu of being paid any portion or all of the half of the annual retainer that would otherwise be paid in cash. The number of shares of Common Stock subject to any such option is equal to the amount of the director's annual retainer to be paid in the form of an option divided by 15% of the Fair Market Value of a share of Common Stock on the date of grant. The option price per share for any such option is equal to 85% of the Fair Market Value of a share of Common Stock on the date of grant. Such options become exercisable one year after the date of grant and expire ten years after the date of grant.

DESCRIPTION OF PLAN AWARDS

  The Plan provides that the Committee may grant awards to participants in the form of (i) non-qualified stock options ("Options"), (ii) rights to receive a payment from the Company in cash, Common Stock, or a combination thereof, equal to the excess of the Fair Market Value of a share of Common Stock on the date of exercise over a specified price fixed by the Committee ("Stock Appreciation Rights" or "SARs"), (iii) shares of Common Stock subject to restrictions on transferability ("Restricted Stock"), (iv) rights to receive payment from the Company in cash, stock or a combination thereof, in an amount determined by the Fair Market Value of Common Stock ("Phantom Stock"), or (v) other stock based awards ("Other Stock Based Awards") and other benefits. A description of each of these awards follows.

  OPTIONS. The per share option price will be not less than 85% of the Fair Market Value of the Common Stock at the time the Option is granted. The Fair Market Value of the Common Stock on a particular day will be the closing price of the Common Stock on the New York Stock Exchange, or any other national stock exchange on which the Common Stock is traded, on the last preceding trading day on which such Common Stock was traded. Options awarded under the Plan may be exercised at such times and shall be subject to such restrictions and conditions, including the performance of a minimum period of service after the grant, as the Committee may impose. No Option will be exercisable for more than ten years after the date on which it is granted. The per share option price must be paid in full at the time of exercise. The Committee may, in its discretion, permit a participant to make payments in cash, or in shares of Common Stock already owned by the participant, valued at the Fair Market Value thereof.

  SARS. SARs granted pursuant to the Plan may be exercised at such times and subject to such conditions, including the performance of a minimum period of service, as the Committee may impose. SARs which are granted in tandem with an Option may only be exercised upon the surrender of the right to exercise an equivalent number of shares of Common Stock under the related Option and may be exercised only with respect to the shares for which the related Option is then exercisable. The Committee may limit the time of exercise of an SAR to specified periods, as may be required to satisfy the applicable provisions of Rule 16b-3 of the Securities Exchange Act of 1934. Upon exercise of an SAR, the participant will be entitled to receive payment of an amount determined by multiplying (a) any increase in the Fair Market Value of a share of Common Stock at the date of exercise over the Fair Market Value of a share at the date of grant, by (b) the number of shares of Common Stock with respect to which the SAR is exercised. However, notwithstanding the foregoing, at the time of grant the Committee may establish a maximum amount per share which will be payable upon exercise of an SAR. Subject to the discretion of the Committee, payment of an SAR may be made in cash, shares of Common Stock, or any combination thereof.

  RESTRICTED STOCK. Restricted Stock awarded to a participant by the Committee may not be sold, transferred, pledged, assigned or otherwise alienated until such time, or until the satisfaction of such conditions, as shall be determined by the Committee (including, without limitation, satisfaction of performance goals or the occurrence of certain events). When the period of restriction on Restricted Stock terminates, the participant will receive unrestricted shares of Common Stock. Unless the Committee otherwise determines at the time of grant, participants holding Restricted Stock may exercise full voting rights and other rights as a stockholder with respect to those shares during the period of restriction, and will be entitled to receive dividends or other distributions paid with respect to those shares. If the dividends or distributions are paid in shares of Common Stock, such shares will be subject to the same forfeiture restrictions and restrictions on transferability as the Restricted Stock with respect to which they were paid.

  PHANTOM STOCK. Phantom Stock rights granted pursuant to the Plan cannot be sold, transferred, pledged, assigned, or otherwise alienated until such time, or until the satisfaction of such conditions, as shall be determined by the Committee (including, without limitation, satisfaction of performance goals or the occurrence of certain events). Holders of Phantom Stock rights will not be deemed stockholders and, except to the extent provided in accordance with the Plan, will have no rights related to any shares. Unless the Committee otherwise determines at the time of grant, holders of Phantom Stock rights will not be entitled to receive cash payments equal to any cash dividends or other distributions paid with respect to a corresponding number of shares. At the time of the grant, the Committee may provide for payment in respect of Phantom Stock rights in cash, shares of Common Stock, partially in cash and partially in shares, or in any other manner not inconsistent with the Plan.

  OTHER STOCK BASED AWARDS AND OTHER BENEFITS. The Plan provides that the Committee may also grant Other Stock Based Awards, including the grant of shares of Common Stock based on certain conditions, the payment of cash based on the performance of the Common Stock, and the payment of shares of Common Stock in lieu of cash under other Company incentive bonus programs. The Committee also has the authority to provide types of awards under the Plan in addition to those specifically listed utilizing shares of Common Stock or cash, or a combination thereof, if the Committee believes that such awards would further the purposes for which the Plan was established. Payment under or settlement of such awards will be made in the manner and at the times determined by the Committee.

  TERMINATION OF EMPLOYMENT OR SERVICE. Unless the Committee otherwise determines at the time of grant, Options and SARs terminate three months following the holder's termination of employment or service, except that this period is extended to three years if the holder's termination of employment or service is due to retirement after age 65, death or disability. In addition, unless the Committee otherwise determines at the time of grant, all Restricted Stock, Phantom Stock or other Awards become nonforfeitable in the event of the holder's termination of employment or service due to death or disability.

PLAN AWARDS DURING 1996

  Although there are not currently any specific plans for awards under the Plan in 1997 (except Options to be granted to Outside Directors as part of their annual retainer), it is anticipated that Options will be granted pursuant to the Plan in 1997. The actual number and identity of persons to be granted awards has not yet been determined. The following table sets forth certain information regarding Options to purchase shares of Common Stock granted to the executive officers of the Company named in the Executive Compensation Table, each nominee for election as a director who was granted an Option and the indicated groups under the Plan during the Company's 1996 fiscal year:

                                                 NUMBER OF       EXERCISE PRICE
NAME                                          OPTIONS GRANTED      PER SHARE
----                                          ---------------    --------------
Francis E. Jeffries.........................           --              --
 Chairman of the Board
Philip R. McLoughlin........................        85,000(1)        $7.13(2)
 Vice Chairman of the Board and Chief
  Executive Officer
Calvin J. Pedersen..........................        55,000(1)         7.13(2)
 President
Wayne C. Stevens............................        40,000(3)         7.13(2)
 Executive Vice President
Michael E. Haylon...........................        50,000(1)         7.13(2)
 Executive Vice President
David R. Pepin..............................        50,000(1)         7.13(2)
 Executive Vice President
Robert W. Fiondella.........................        12,308(4)         5.525
 Director
Richard H. Booth............................        12,308(4)         5.525
 Director
John T. Anderson............................         3,750(5)         6.25
 Director
All current executive officers as a group (7
 persons)...................................       320,000(1)         7.13(2)
All current directors who are not executive
 officers as a group (10 persons)...........        28,366(4)(5)      5.62
All employees, including all current
 officers who are not executive officers, as
 a group (123 persons)......................     1,075,000(1)         7.13(2)

--------
(1) Such Options were granted on December 31, 1996 and expire on December 31, 2006. Beginning December 31, 1997, annually, upon the anniversary of the date of grant of the Options, one-third of the Options granted become vested and exercisable, until the third anniversary of the date of grant, whereupon all of the Options granted are vested and exercisable.
(2) The option exercise price is equal to the Fair Market Value per share of Common Stock on the date of grant.

(3) Such Options were granted on December 31, 1996. Pursuant to the severance provision of Mr. Stevens' employment agreement, on April 11 in 1997, 1998 and 1999, one-third of the Options granted become vested and are exercisable for three months after the vesting date, at which time they expire.
(4) In lieu of being paid their annual retainer for 1996, Messrs. Fiondella and Booth each elected to receive an Option to purchase 12,308 shares of Common Stock at an exercise price equal to $5.525 per share. Such Options become exercisable on the date of the 1997 annual meeting of stockholders and expire on November 13, 2006.
(5) In connection with the election of Mr. Anderson as a director of the Company, on March 29, 1996, he was granted an Option to purchase 3,750 shares of Common Stock at an exercise price equal to $6.25 per share. Such Option becomes exercisable on March 29, 1997 and expires on March 29, 2006.

AMENDMENT, MODIFICATION, AND TERMINATION OF PLAN

  The Board of Directors at any time may terminate or suspend the Plan, and from time to time may amend or modify the Plan. Such amendments or modifications may increase the cost of the Plan to the Company or alter the allocation of benefits under the Plan with respect to the participants therein. The Plan will remain in effect until it is terminated by the Board. No amendment, modification, or termination of the Plan will in any manner adversely affect any award theretofore granted under the Plan without the consent of the participant.

FEDERAL TAX TREATMENT

  The Plan is not a qualified pension, profit-sharing or stock bonus plan under
Section 401(a) of the Code. The Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974.

  NONQUALIFIED STOCK OPTIONS. The grant of a nonqualified stock option generally is not a taxable event for the optionee. Upon exercise of the option, the optionee generally will recognize ordinary income in an amount equal to the excess of the fair market value of the stock acquired upon exercise (determined as of the date of exercise) over the exercise price of such option. The Company will be entitled to a deduction equal to the amount of ordinary income recognized by the optionee in the year in which such taxable income is recognized and the Company is required to withhold income taxes with respect to any amounts included in an employee's taxable income.

  STOCK APPRECIATION RIGHTS. The grant of an SAR generally is not a taxable event for the grantee. However, upon exercise of the SAR, the grantee generally will recognize ordinary income equal to the amount of any cash received or the fair market value of any Common Stock received. The Company will be entitled to a deduction equal to the amount of ordinary income recognized by the grantee in the year in which such taxable income is recognized and the Company is required to withhold income taxes with respect to any amounts included in an employee's taxable income.

  RESTRICTED STOCK AWARDS. A grant of restricted stock generally is not a taxable event for the grantee. However, when the applicable restrictions lapse, the grantee generally will recognize ordinary income equal to the excess of the fair market value of such stock on the date of lapse over the amount, if any, paid for such stock. Alternatively, the grantee may file an election under
Section 83(b) of the Code, in which case the grantee will recognize ordinary income on the date of grant equal to the excess of the fair market value of such stock on the date of grant over the amount, if any, paid for such stock. The Company will be entitled to a deduction equal to the amount of ordinary income recognized by the grantee in the year in which such taxable income is recognized and the Company is required to withhold income taxes with respect to any amounts included in an employee's taxable income.

  PHANTOM STOCK RIGHTS. A grant of phantom stock rights generally is not a taxable event for the grantee. However, when the applicable restrictions lapse, the grantee generally will recognize ordinary income equal to the amount of any cash received or the fair market value of any Common Stock received. The Company will be entitled to a deduction equal to the amount of ordinary income recognized by the grantee in the year in which such taxable income is recognized and the Company is required to withhold income taxes with respect to any amounts included in an employee's taxable income.

  CASH AWARDS. Generally, an employee will recognize ordinary income and the Company will be entitled to a deduction (and will be required to withhold federal income taxes) with respect to such cash awards at the earliest time at which the employee has an unrestricted right to receive the amount of such cash payment. The timing of such income recognition will depend upon the specific terms and conditions of the cash award.

  OTHER STOCK BASED AWARDS. Awards may be granted under the Plan that do not fall clearly into the categories described above. The federal income tax treatment of these awards will depend upon the specific terms of such awards. Generally, the Company will be entitled to a deduction and will be required to withhold applicable taxes with respect to any ordinary income recognized by an employee in connection with awards made under the Plan.

VOTE REQUIRED

  If approved by the stockholders, the proposed amendment to the Plan would become effective immediately.

  Adoption of the amendment to the Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the annual meeting of stockholders.

  The Board of Directors recommends a vote FOR the approval and adoption of the amendment to the Plan as described above. Proxies solicited by the Board of Directors will be voted in favor of this proposed amendment unless stockholders specify to the contrary in their proxies.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

  The Company's consolidated financial statements for the year ended December 31, 1996 were audited by Price Waterhouse LLP ("Price Waterhouse"), independent accountants. Price Waterhouse has been engaged as the Company's independent accountants for fiscal year 1997. Representatives of Price Waterhouse are expected to attend the annual meeting to respond to appropriate questions and to make an appropriate statement if they desire to do so.

  On November 7, 1995, the Company's Board of Directors, on the recommendation of the Audit Committee, dismissed Arthur Andersen LLP ("Arthur Andersen") as the Company's independent accountant. During the Company's two fiscal years and the subsequent interim period preceding such dismissal, Arthur Andersen did not issue any report on the Company's financial statements that contained an adverse opinion or a disclaimer of opinion or that was qualified or modified as to uncertainty, audit scope or accounting principles. During the Company's two fiscal years and the subsequent interim period preceding such dismissal, the Company did not have any disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure nor did any event reportable under Item 304(a)(1)(v) of Regulation S-K occur.

  On November 7, 1995, the Company's Board of Directors, on the recommendation of the Audit Committee, appointed Price Waterhouse as the Company's independent accountant for 1995. Price Waterhouse is the independent accountant for Phoenix Home Life. The Company had not previously consulted Price Waterhouse regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company's financial statements.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

  Stockholder proposals intended to be presented at the next annual meeting must be received by the Company for inclusion in its proxy statement and form of proxy relating to such meeting no later than December 1, 1997.

                                 OTHER MATTERS

  The Company is not aware of any matters, other than those referred to herein, which will be presented at the meeting. If any other appropriate business should properly be presented at the meeting, the proxies named in the accompanying form of proxy will vote the proxies in accordance with their best judgment.

                            EXPENSES OF SOLICITATION

  All expenses incident to the solicitation of proxies by the Company will be paid by the Company. In addition to solicitation by mail, arrangements have been made with brokerage houses and other custodians, nominees, and fiduciaries to send the proxy material to their principals, and the Company will reimburse them for their reasonable out-of-pocket expenses in doing so. Proxies may also be solicited personally or by telephone or telegraph by regular employees of the Company.

Hartford, Connecticut
March 31, 1997

PROXY                                                                      PROXY


                       PHOENIX DUFF & PHELPS CORPORATION
                56 Prospect Street, Hartford, Connecticut 06115

          This Proxy is Solicited on Behalf of The Board of Directors for The Annual Meeting of Stockholders to be held on May 13, 1997

     The undersigned hereby appoints Philip R. McLoughlin and Thomas N. Steenburg, or either of them, as attorneys and proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Phoenix Duff & Phelps Corporation (the "Company") held of record by the undersigned on March 24, 1997, at the annual meeting of stockholders to be held on May 13, 1997 or any adjournment thereof.

           PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.


                 (Continued and to be signed on reverse side.)

--------------------------------------------------------------------------------

                       PHOENIX DUFF & PHELPS CORPORATION

     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.


1.   Election of Directors--                         For    Withhold  For All
     Nominees: John T. Anderson, Richard H. Booth,   All      All     Except
     Glen D. Churchill, Robert W. Fiondella,         [_]      [_]      [_]
     Michael E. Haylon,   Marilyn E. LaMarche,
     Edward P. Lyons, Philip R. McLoughlin,
     James M. Oates, Calvin J. Pedersen,
     David R. Pepin, Donna F. Tuttle, Ferdinand
     Verdonck and David A. Williams


     ------------------------------------------
     (Except nominee(s) written above)


2.   To amend the Company's 1992 Long-Term Stock
     Incentive Plan to increase the number of        For    Against   Abstain
     shares of Common Stock available for awards     [_]      [_]       [_]
     thereunder from 6.4 million to 9.7 million.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2. This proxy is revocable at any time.



                                             Dated:                         1997
                                                   ------------------------,


Signature(s)

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--------------------------------------------------------------------------------
(IMPORTANT: Please sign your name exactly as it appears hereon. In the case of joint holders, all should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

--------------------------------------------------------------------------------
                          .  FOLD AND DETACH HERE  .


                            YOUR VOTE IS IMPORTANT.


           PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.